Exhibit 8.1

[LETTERHEAD OF DAVIS POLK & WARDWELL]

                          October 20, 2003

Re:	Information Resources, Inc. Litigation Contingent Payment Rights Trust Registration Statement

Gingko Corporation
c/o Symphony Technology Group
4015 Miranda Avenue, 2nd Floor
Palo Alto, California 94304

Ladies and Gentlemen:

        We have acted as special counsel for Gingko Corporation in connection with the registration of the contingent value rights certificates of Information Resources, Inc. Litigation Contingent Payment Rights Trust (the " Trust"). We hereby confirm the opinion (the "Opinion") set forth under the caption "Material Federal Income Tax Consequences" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 filed by the Trust with the Securities and Exchange Commission (the "Commission") on September 8, 2003, as amended. Capitalized terms used herein but not defined have the same meanings as provided in the Form of Amended and Restated Declaration of Trust of Information Resources, Inc. Litigation Contingent Payment Rights Trust (the "Declaration of Trust") included as Annex A to the Prospectus.

        In connection with the Opinion, we have examined the Prospectus, the Declaration of Trust, the CVR Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the Opinion. For purposes of the Opinion, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the transactions would be consummated in the manner described in the Prospectus and in the documents that we have examined and (iii) that the parties to the Declaration of Trust and the CVR Agreement will perform in accordance with the obligations, covenants and representations set forth therein. The Opinion is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect

        In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), we hereby consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                          Very truly yours,

                          DAVIS POLK & WARDWELL